CONTACT:  Jim Allen, Leo Taylor
                                      Tandycrafts, Inc. (817) 551-9600
                                      (investor_relations@tandycrafts.com)
           FOR IMMEDIATE RELEASE      or
                                      Jeff Lambert, Brian Edwards
                                      (mail@lambert-edwards.com)
                                      Lambert, Edwards & Associates, Inc.
                                      (616)233-0500


                 TANDYCRAFTS INC. UNVEILS STRATEGIC GROWTH PLAN
COMPANY WILL FOCUS ON HOME DECOR, SELL OFFICE SUPPLY AND GIFTS DIVISIONS IN 2000

FORT WORTH, Texas, February 15, 2000 - Tandycrafts, Inc. (NYSE: TAC) today announced a strategic plan aimed at focusing the Company on its frames and wall decor, home furnishings and consumer direct operations. The plan, which Tandycrafts said it has already begun implementing, entails selling Tandycrafts' non-core Gifts and Office Supply divisions and completing significant operating improvements in the Company's core businesses in 2000.

The Fort Worth, Texas-based consumer products maker and marketer said the net cash proceeds to the Company from the planned transactions will be used to reduce debt and grow continuing operations. Tandycrafts said it may incur a non-recurring charge as a result of the divestitures, depending on the amount of the proceeds.

Tandycrafts also plans aggressive operating improvements with expected annual cost-savings and benefits of approximately $10 million when fully implemented. These targeted initiatives include the move of Tandycrafts' frame manufacturing facility from California to Mexico; the conversion of its Cargo Furniture stores to a more profitable format; reduced product costs through new sourcing arrangements; the shift of Tandy Leather Direct to full e-commerce capability; and a reduction in Tandycrafts' corporate overhead.

"Our growth engine is our home decor business, and the board and management team agree that the Company needs to focus on these core opportunities," said Michael
J. Walsh, Tandycrafts chairman of the board and chief executive officer. "We have been working to position our non-core assets for a sale and, at the same time, making operating changes and investments in our core business that will drive profitable growth. The strategic plan brings these pieces together and sets an aggressive timetable for completion in calendar 2000."

Walsh added: "The divestiture process is already underway. Our intent is to expedite the sale of these businesses with the goal of maximizing their value for Tandycrafts' shareholders."

Included among the planned divestitures in Tandycrafts' Gifts Division are:
Licensed Lifestyles, which markets licensed sports-related memorabilia; Rivertown Button, a manufacturer of buttons, ribbons and promotional items; and J-Mar, which sells paper products and general consumer and inspirational Christian gifts. Tandycrafts also intends to sell its Sav-On Office Supplies business, a 41-store chain serving the small office and home office (SOHO) market in 11 Southern states.

                                    - over -
TANDYCRAFTS INC. / PAGE 2


"Sav-On is a very viable, profitable format and a strong niche player in the office supplies market," Walsh said. "However, because of our focus on home decor, we believe a strategic buyer can better maximize its potential. Tandycrafts shareholders and the valuable associates at Sav-On will be best served with a sale of this operation to a buyer that will give it the necessary focus and investment. The same is true for the companies in the Gifts Division. They represent viable businesses run by solid people. They simply are not the right fit for Tandycrafts as we work to refine our focus."

Jim Allen, president and chief operating officer of Tandycrafts, added: "Our commitment to shareholders was to rationalize the Company while investing in the areas of our business with the most dynamic growth potential. This plan clearly signals the outcome: Pinnacle Art & Frame, Cargo Furniture and Tandy Leather Direct are the foundation upon which the future of Tandycrafts will be built."

Following the execution of this plan, Tandycrafts will consist of three profitable core operations: Pinnacle Art & Frame, one of the nation's leading manufacturers and marketers of frames, framed art, wall decor and mirrors for mass merchandisers, and specialty retailers; Cargo Furniture, a leading designer and marketer of children's and casual furniture and accessories; and Tandycrafts' mail order and Internet business, Tandy Leather Direct (www.tandyleather.com).

"When we complete the execution of this plan, we expect to have an extremely focused and profitable company, revealing how truly undervalued Tandycrafts stock is relative to our earnings potential," Allen said.

Tandycrafts will discuss the plan on a conference call with analysts this morning. Interested investors can listen to a replay of the call after 1 p.m. CST today by calling 1-800-625-5288.

Tandycrafts, Inc. (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor, office supplies, home furnishings and gift products. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, successful implementation of this strategic plan, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                                    #  #  #